[EXHIBIT 3.1.2 TO COLONIAL ENERGY'S
               REGISTRATION STATEMENT ON FORM S-4]


                             BY-LAWS

                               OF

                         COLONIAL ENERGY


     The Trustees of Colonial Energy, a Massachusetts business trust (the "Company"), hereby adopt the following by-laws pursuant to Section 3.8 of the Company's Declaration of Trust dated as of March 3, 1998 (the "Declaration of Trust").


                            ARTICLE I

                      SEAL AND FISCAL YEAR

     The seal shall be circular in form with the name of the Company around the periphery and words and figures "Organized
1998" within. The fiscal year shall commence on January 1 of each year.


                           ARTICLE II

                            OFFICERS

     SECTION 1.  Qualification. Officers need not be
shareholders. Two or more offices may be held by the same person.

     SECTION 2. Election. The trustees at their annual meeting in each year shall elect a chairman of the trustees, a president, one or more vice presidents, a treasurer and a clerk, and may at any time elect such other officers as they shall determine. Except as hereinafter provided, the president, the vice presidents, the treasurer and the clerk shall hold office until the date fixed in these by-laws for the next annual meeting of shareholders and until their respective successors are elected and qualified. Other officers shall serve at the pleasure of the trustees.

     SECTION 3. Removal. Officers elected or appointed by the trustees may be removed from their respective offices without cause by vote of a majority of the trustees then in office. An officer may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him.

     SECTION 4. Resignation. Resignations by officers shall be given in writing to the chairman of the trustees, the president, treasurer, clerk or trustees.

     SECTION 5. Vacancies. Vacancies in any office may be filled by the trustees.


                           ARTICLE III

           POWERS AND DUTIES OF TRUSTEES AND OFFICERS

     SECTION 1. Fees of Trustees and Others. The trustees shall have power to fix and determine the fee or fees to be paid to the trustees or of any committee appointed by the trustees or shareholders for attendance at meetings of said trustees or committees. Any fees so fixed and determined by the trustees shall be subject to revision or amendment by the shareholders.

     SECTION 2. Executive and Other Committees. The trustees may elect from their number an executive committee of not less than three nor more than seven members, which committee shall, when the trustees are not in session, have and exercise any or all of the powers of the trustees in the management of the business and affairs of the Company except as prohibited by law or the Declaration of Trust and have power to authorize the seal of the Company to be affixed to all papers which may require it. The executive committee shall report its action to the trustees. The executive committee may make rules for notice, holding and conduct of the meetings and the keeping of the records thereof.

     The trustees likewise may appoint from their number or from the shareholders other committees from time to time, the number composing such committees and the powers conferred upon the same to be determined by vote of the trustees.

     SECTION 3. Chairman of the Trustees. The chairman of the trustees shall be the senior officer of the Company. He shall preside over all meetings of the shareholders and trustees; he shall direct the policy of the Company; he shall have primary control of methods and amounts of capital financing, and may define and prescribe the duties of each officer or employee of the Company which are not fully prescribed by these by-laws or by the resolutions of the trustees. The trustees may permit a vacancy to exist in the office of chairman of the trustees, in which event the duties and rights herein prescribed for such chairman shall vest in the president.

     SECTION 4. President. The president shall be the chief executive officer of the Company and as such shall have immediate supervision, direction and control of its business and affairs, subject to the chairman of the trustees and, where specifically defined, to the trustees. In the absence of the chairman of the trustees, he shall preside at all meetings of the trustees and of the shareholders at which he is present, and, in general, perform the functions of the chairman of the trustees in the latter's absence.

     SECTION 5. Vice Presidents. Any vice president, except as especially limited by vote of the trustees, shall perform the duties and have the powers of the president during the absence or disability of the president and shall have the power to sign all share certificates, bonds, deeds and contracts of the Company. He shall perform such other duties and have such other powers as the trustees shall designate from time to time.

     SECTION 6. Treasurer. The treasurer, subject to the order of the trustees, shall have the care and custody of the money, funds, valuable papers and documents, of the Company (other than his own bond which shall be in the custody of the president) and shall have and exercise, under the supervision of the trustees, all the powers and duties commonly incident to his office, and shall give bond in such form and with such sureties as shall be required by the trustees. He shall deposit all funds of the Company in such bank or banks, trust Company or trust companies or with such firm or firms doing a banking business as the trustees shall designate, and shall have power to borrow in accordance with authorizations of the trustees given from time to time, monies for the needs of the Company and to cause to be issued as evidence thereof notes of the Company. He may endorse for deposit or collection all checks, notes, etc., payable to the Company or its order, may accept drafts on behalf of the Company and, together with the president or a vice president, may sign share certificates. He shall keep accurate books of account and records of the Company's transactions resulting from the performance of his duties except where such books and/or records are kept by some other person or persons pursuant to instructions of the trustees, all of which books and records shall be the property of the Company, and, together with all its property in his possession, shall be subject at all times to the inspection and control of the trustees. The treasurer shall hold his office during the pleasure of the trustees, and shall be subject in every way to its orders.

     All checks, drafts, notes or other instruments or obligations for the payment of money shall be signed by the president or treasurer or such other person as the trustees may from time to time designate. With the exception of share certificates, bonds, and other instruments that specifically require counter signature or registration as the condition to their validity, such checks, drafts, notes or other obligations need not be countersigned or registered as a condition to their validity by any other officer or person. Checks for the total amount of any payroll may be drawn, in accordance with the foregoing provisions and deposited in a special fund. Checks upon this fund may be drawn by such person or persons as the treasurer shall designate and need not be countersigned.

     The trustees may appoint one or more assistant treasurers with such powers and duties, including the powers and duties of the treasurer as herein stated, as the trustees shall determine.

     SECTION 7. Clerk. The clerk shall record all proceedings of the shareholders, the trustees and the executive committee in a book or books to be kept therefor and shall have custody of the seal of the Company. In his absence, an assistant clerk or a clerk pro tempore shall perform his duties.

     SECTION 8. Other Officers. Other officers shall have such powers as may be designated from time to time by the trustees.

                           ARTICLE IV

                    MEETINGS OF THE TRUSTEES

     SECTION 1. Regular Meetings. Regular meetings may be held at such times and places within or without the Commonwealth of Massachusetts as the trustees may fix. An annual meeting shall be held in each year immediately after and at the place of the meeting at which the trustees are elected.

     SECTION 2. Special Meetings. Special meetings may be held at such times and places within or without the Commonwealth of Massachusetts as may be determined by the president, a vice president, the clerk, an assistant clerk or three or more trustees.

     SECTION 3. Notice. No notice need be given for a regular or annual meeting. Notice of special meetings, stating the time and place thereof, shall be given by mailing the same to each trustee or by delivering the same to him personally or by telephoning or transmitting via facsimile the same to him at his residence or business address at least one day before the meeting unless, in case of exigency, the chairman of the trustees or the president shall prescribe a shorter notice to be given personally or by telephoning or transmitting via facsimile each trustee at his residence or business address. A notice or waiver of notice need not specify the purpose of any special meeting. Notice of a meeting need not be given to any trustee (i) if a written waiver of notice executed by him before or after the meeting, is filed with the records of the meeting or (ii) who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him.


                            ARTICLE V

                       SHARE CERTIFICATES

     Every shareholder shall be entitled to a certificate or certificates of the shares of beneficial interest of the Company in such form as may be prescribed by the trustees, duly numbered and sealed with the seal of the Company and setting forth the number and the class and the designation of the series, if any, of shares to which such shareholder is entitled. Such certificates shall be signed by the president or a vice president and by the treasurer or an assistant treasurer; except as otherwise provided by law such signatures may be facsimile. The trustees may also appoint one or more transfer agents and/or registrars for its shares of any class or classes and may require share certificates to be countersigned and/or registered by one or more of such transfer agents and/or registrars.


                           ARTICLE VI

                      EMPLOYMENT CONTRACTS

     The Company may enter into employment contracts authorized by the trustees, and the provisions of such contracts shall be valid in accordance with their terms despite any inconsistent provision of these by-laws relating to terms of officers and removal of officers with or without cause.


                           ARTICLE VII

                    SHARE AND TRANSFER BOOKS

     The Company shall keep in the Commonwealth of Massachusetts at its principal office (or at an office of its transfer agent or of its clerk or of its resident agent) share and transfer records, which shall contain the names of all shareholders and the record address and the amount of shares held by each. The Company for all purposes may conclusively presume that the registered holder of a share certificate is the absolute owner of the shares represented thereby and that his record address is his proper address. It shall be the duty of every shareholder to notify the Company of a change in his post office address. The trustees may fix in advance a time, which shall not be more than sixty days before the date of any meeting of shareholders or the date for the payment of any dividend or the making of any distribution to shareholders or the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution or the right to give such consent or dissent, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Company after the record date; or without fixing such record date the trustees may for any of such purposes close the transfer books for all or any part of such period.

     If no record date is fixed and the transfer books are not closed:

     (1) The record date for determining shareholders having the right to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given.

     (2) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the trustees acts with respect thereto


                          ARTICLE VIII

                      AMENDMENT OF BY-LAWS

     The trustees may by vote of a majority of the trustees then in office make, amend or repeal the by-laws in whole or in part, in any manner not inconsistent with the Declaration of Trust except with respect to any provision thereof which by law, the Declaration of Trust or these by-laws requires action by the shareholders.

           [END OF EXHIBIT 3.1.2 TO COLONIAL ENERGY'S
               REGISTRATION STATEMENT ON FORM S-4]